Exhibit 99.1
FOR IMMEDIATE RELEASE

Wrap Technologies Announces Closing of Initial Public Offering

Self-Underwritten Offering Results in Gross Proceeds of $3.49 Million

LAS VEGAS, Nevada, December 14, 2017 – Wrap Technologies, Inc. (“Wrap Tech”), an innovator of modern policing solutions, today announced the closing of its self-underwritten initial public offering (“IPO”) of common stock. In total, Wrap Tech sold 2,328,533 shares of common stock during the IPO at a public offering price of $1.50 per share.

The IPO resulted in gross proceeds of $3.49 million for Wrap Tech. As the IPO was sold by officers and directors, Wrap Tech incurred no underwriting discounts or commissions. The net proceeds are intended principally for production, sales and marketing of Wrap Tech’s BolaWrap 100 remote restraint device for the law enforcement community and for research, development and general corporate expenses.

A market maker has filed a Rule 211 application with FINRA so that shares of Wrap Tech’s common stock may be quoted on an interdealer quotation system such as the OTC Markets.

A registration statement relating to the shares of common stock sold in the offering was declared effective by the Securities and Exchange Commission (the "SEC") on August 10, 2017. A copy of the registration statement can be accessed by visiting the SEC website at www.sec.gov. The offering of the shares of common stock was made only by means of a final prospectus and prospectus supplement forming part of the effective registration statement relating to the shares of common stock. The final prospectus relating to the offering was filed with the SEC on August 16, 2017 and the prospectus supplement was filed on November 22, 2017 and both are available on the SEC website at www.sec.gov. In addition, copies may be obtained from Wrap Technologies, 4620 Arville Street, Ste E, Las Vegas, Nevada 89103, 800-583-2652.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of Wrap Tech’s common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Wrap Technologies
Wrap Technologies is an innovator of modern policing solutions. Wrap Technology premiered its non-lethal BolaWrap™ 100 remote restraint solution at the International Association of Police Chiefs (IACP) October 2017 international conference.

BolaWrap is a hand-held remote restraint device that discharges an eight-foot bola style Kevlar® tether to entangle an individual at a range of 10-25 feet. Developed by award winning inventor Elwood Norris, the small but powerful BolaWrap assists law enforcement to safely and effectively control encounters.

Trademark Information: BolaWrap is a trademark of Wrap Technologies, Inc.

WRAP TECHNOLOGIES CONTACT:
Alex Barnes
800-583-262, Ext #1
alex@wraptechnologies.com